Exhibit 10.4

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated as of December 8, 2023, is by and among FD Funds Management LLC, as sponsor (“Sponsor”) on behalf of each entity listed on Appendix “A” hereto (each, a “Fund”), Fidelity Service Company, Inc., a Massachusetts corporation (the “Administrator”), and the Sponsor on its own behalf solely with respect to Sections 3 and 4 hereof.

WHEREAS, each Fund desires to retain the Administrator to furnish certain administrative services and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

Each Fund hereby appoints the Administrator to act as administrator to it for the purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

In the event that any additional entity wishes to retain the Administrator to act as administrator under this Agreement, such entity shall notify the Administrator in writing. Upon written acceptance by the Administrator, such entity(ies) shall become subject to the provisions of this Agreement to the same extent as the existing Funds.

2.	DELIVERY OF DOCUMENTS

Each Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

i.	Each Fund’s governing documents;

ii.

Copies of signature authority documents authorizing certain individuals on behalf of a Fund to designate the individuals (“Authorized Persons”) authorized to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses; and

iii.

Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties, subject to the consent of the relevant Fund which shall not be unreasonably withheld, provided however, that if a Fund’s refusal to provide such certificates, documents or opinions renders the Administrator, in its reasonable opinion, unable to perform its duties, the Administrator shall not be liable for its failure to perform such duties.

3.	FUND ACCOUNTING AND FUND ADMINISTRATION SERVICES

The Administrator shall provide the services listed on Appendix B, attached hereto, subject to the authorization and direction of each Fund and, in each case where appropriate, the review and comment by each Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator.

The Administrator shall perform such other services for the Fund(s) that are mutually agreed to by the parties from time to time, for which the Sponsor will pay such fees, including the Administrator’s reasonable out-of-pocket expenses, as may be mutually agreed upon. The provision of such services shall be subject to the terms and conditions of this Agreement.

4.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Sponsor such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule (the “Fee Schedule”) approved by the parties.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement, and the Administrator may delegate its duties hereunder to any affiliate, affiliated joint venture or wholly-owned direct or indirect subsidiary of its parent company; provided, however, that the compensation of any such person or persons shall be paid by the Administrator and that the Administrator shall:

i.	ensure that, with respect to any delegated activity, the delegate shall adopt and implement the policies and procedures of the Administrator with respect to such delegated activity;

ii.	regularly review such delegation in keeping with the level of risk and the nature of the delegated activity;

iii.

procure that any such delegation shall not hinder either any Fund or any relevant regulatory authority from accessing relevant information or data at any given time, or from conducting audits or inspections with respect to the delegated functions;

iv.	be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

5.	INSTRUCTIONS AND ADVICE

Each Fund authorizes Administrator to accept, rely upon and/or act upon any instructions received by it from an Authorized Person without inquiry. Each Fund is solely responsible for the accuracy and completeness of instructions, their proper delivery to Administrator, for updating such instructions as may be necessary to ensure continued accuracy and completeness, and for monitoring their status. Each Fund will indemnify the Administrator against, and hold Administrator harmless from, any loss, damage, or expense that may be imposed on, incurred by, or asserted against the Administrator as a result of any action or omission taken in accordance with any instruction, except to the extent that such loss, damage, or expense is caused by the negligence, misfeasance or willful misconduct of the Administrator in the manner in which it carries out the instruction.

6.	STANDARD OF CARE, LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall exercise reasonable care, prudence and diligence (the “Standard of Care”) in carrying out all of its duties and obligations under this Agreement, and shall be liable to each Fund only for direct losses suffered or incurred by the such Fund resulting from the failure of the Administrator to exercise the Standard of Care. The Administrator shall be entitled to receive and act upon advice of counsel on all matters. The Administrator shall be without liability for any action reasonably taken or omitted in good faith pursuant to the advice of (i) counsel for the applicable Fund or Funds; or (ii) at the expense of the Administrator, counsel to the Administrator; provided however, with respect to the performance of any action or omission of any action upon such advice, the Administrator shall be required to conform to the Standard of Care. For the avoidance of doubt, it is hereby specifically understood and agreed that nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such advice of counsel or to act in accordance with such advice when received.

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 4, shall have no responsibility for the actions or activities of any other party, including other service providers.

The Administrator shall have no liability in respect of any loss, damage or expense suffered by a Fund insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Funds by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Funds. Unless directly caused by or resulting from, and then only to the extent of, the failure of the Administrator to exercise the Standard of Care, the Administrator shall have no liability for errors of judgment or for any loss or damage resulting from the performance or nonperformance of its duties hereunder.

In providing the Services, Administrator is performing an administrative function for each Fund and is acting solely as agent for the Fund and not as a fiduciary for a Fund, the investment adviser, any shareholder or any other third party with respect to the Services, even if Administrator or an Administrator affiliate separately acts in a fiduciary capacity with respect to a Fund. Each Fund is responsible for determining that the Services are appropriate for the Fund’s use.

Neither a Fund nor the Administrator shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) arising in connection with this Agreement even if advised of the possibility of such damages.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Subject to the limitations set forth in this Agreement, each Fund agrees to indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with any action or omission by the Administrator in the performance of its duties hereunder, or as a result of the Administrator acting upon any instructions reasonably believed by it to have been communicated by an Authorized Person or upon reasonable reliance on information or records given or made by the Fund, provided that this indemnification shall not apply to losses, damages and expenses occasioned by or resulting from the negligence, misfeasance or willful misconduct of the Administrator, its officers, employees or agents as the case may be.

The provisions of this Section 6 shall survive the termination of this Agreement.

7.	ERISA

Each Fund has informed, in writing, the Administrator whether the assets of any Fund constitute the assets of any Benefit Plan, within the meaning of the Employment Retirement Security Act of 1974 (“ERISA”), and will promptly notify Administrator in writing if it reasonably expects that the assets of any Fund will constitute the assets of any Benefit Plan, within the meaning of ERISA.

Notwithstanding any other provisions contained in this Agreement, each Fund acknowledges that (i) the Services do not constitute investment advice to the Funds or the investment adviser or their respective affiliates; (ii) Administrator and any of its employees, do not exercise any discretion or control with respect to the management or disposition of the assets of the Funds; and (iii) Administrator will not, in any circumstances, be required to undertake any action that could possibly characterize Administrator as a fiduciary, as defined in Section 3(21) of ERISA, of any Fund, Funds, or any Plan whose assets are invested in the Funds (an “ERISA Fiduciary”). Accordingly, each Fund acknowledges and agrees that Administrator is not an ERISA Fiduciary nor will become an ERISA Fiduciary as a result of performing the Services.

Notwithstanding anything herein that may be to the contrary, each Fund agrees to indemnify and hold harmless Administrator from and against any and all loss, damage, or expense which may be imposed on Administrator as a result of any act or omission by Administrator, but only to the extent that such loss, damage, or expense is attributable to the assets of any Fund being deemed to constitute the assets of any Benefit Plan.

8.	CONFIDENTIALITY

a.

The parties hereto agree that each shall treat confidentially all Confidential Information provided by each party to the other party regarding its business and operations. For purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information, whether disclosed orally, visually or in writing, by way of any media, of a party to this Agreement or any Fund; any customer of a party to this Agreement or any Fund; or any third party which has disclosed such information to a party on a confidential basis, including but not limited to, a party’s, the Funds’, their respective customers’ or such third party’s business or financial affairs, trade secrets, intellectual property, technology, research and development, pricing, product plans, marketing plans or the terms or existence of this Agreement. All Confidential Information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency (provided that, unless prohibited by law or regulation, promptly on receipt of any order compelling such disclosure, the disclosing party shall notify the non-disclosing party in writing of such requirement to disclose so that the non-disclosing party will have the opportunity to obtain a protective order), or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the disclosing party’s affiliates, employees, contractors, agents, professional advisors, auditors, or persons performing similar functions who need to know such information in connection with the performance of such functions.

b.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

c.

The Administrator acknowledges that each Fund is subject to certain laws and regulations regarding the privacy and protection of consumer and/or personal information, and that any receipt or use of any personally identifiable information or data concerning or relating to a Fund’s employees, customers or prospective customers that the Administrator obtains, directly or indirectly, from a Fund or that the Administrator collects or derives from interactions with a Fund or their employees, customers or prospective customers in connection this Agreement (“Personal Information”) by a Fund or its personnel may also be subject to compliance with such laws and regulations. The Administrator has implemented a comprehensive information security program that has appropriate security measures to safeguard Personal Information if the Administrator receives, stores, maintains, processes or otherwise has access to Personal Information. The Administrator’s information security program is consistent with all applicable laws, rules and regulations. The Administrator agrees, and will cause its personnel to agree, that Personal Information shall be treated as Confidential Information hereunder.

d.

The parties agree that disclosure of Confidential Information (including Personal Information) by the Administrator will cause irreparable damage the Funds and, therefore, in addition to all other remedies available at law or in equity, a Fund shall have the right to seek equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys’ fees and expenses) incurred in connection with such unauthorized use. The Administrator shall be liable under this Agreement to each Fund for any use or disclosure in violation of this section by its or its affiliates’ personnel, agents, subcontractors, attorneys, accountants, and other advisors.

e.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement. The Administrator shall, upon termination or expiration of this Agreement, or at any time on demand by a Fund, promptly destroy or return to the Fund all Confidential Information together with any copies or reproductions thereof and destroy all related data in its computer and other electronic files. Notwithstanding the foregoing, the Administrator may retain one (1) copy of the Confidential Information for the sole purpose of dealing with any claims made with regard to this Agreement, or to comply with its document retention policy.

9.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

a.

The Administrator agrees that all records which it maintains for each Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 8. The Administrator further agrees that, notwithstanding that the Funds are not subject to the 1940 Act, all records that it maintains for each Fund will be preserved for the periods prescribed by Rule 31a-1 under the 1940 Act such regulatory requirements unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form in useable format mutually agreed to by a Fund and the Administrator, at the option of the Administrator. The Administrator shall provide each Fund with copies of periodic SOC1 reports that include a review of the Administrator’s operations that relate to the services provided hereunder.

b.

Each Fund hereby acknowledges that Administrator is obliged to comply with AML/Sanctions Requirements and that Administrator shall not be liable for any action it or any Administrator Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, financial assets, or other assets. Each Fund shall cooperate with Administrator’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements. In addition, each Fund agrees that Administrator may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements, and that Administrator shall not be responsible for any losses, damages, or expenses resulting from or relating to such deferral.

10.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent a Fund in any way or otherwise be deemed an agent of a Fund.

11.	TERMINATION

a.	This Agreement shall continue in full force and effect until the first to occur of:

(i)

termination for convenience by the Administrator by an instrument in writing delivered or mailed to a Fund, such termination to take effect not sooner than ninety (90) days after the date of such delivery;

(ii)

termination for convenience by a Fund by an instrument in writing delivered or mailed to the Administrator, such termination to take effect not sooner than thirty (30) days after the date of such delivery;

(iii)

termination by the Administrator, by an instrument in writing delivered or mailed to a Fund if the Administrator reasonably determines that servicing the Fund or the Funds raises regulatory or reputational concerns, with such termination to take effect not sooner than sixty (60) days after the date of such delivery;

(iv)	termination by the either party by written notice delivered to the other party, based upon:

(a)

the terminating party’s determination that there is a reasonable basis to conclude that the other party is insolvent or that the financial condition of the other party is deteriorating in any material respect, in which case termination shall take effect upon the other party’s receipt of such notice or at such later time as the terminating party shall designate;

(b)

the other party committing a material breach of this Agreement, and failing to remedy such material breach within ninety (90) days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach; or

(c)	the relevant state or federal authority withdrawing its authorization of the either party.

b.	Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

c.

Should the Agreement be terminated by either party for any reason and if requested by a Fund, the Administrator agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to the Fund or to an alternative service provider designated by the Fund so that, to the extent feasible, the services are maintained without interruption.

12.	REDISTRIBUTION OF DATA FROM THIRD PARTIES

The reports and other output from the Services provided by Administrator to each Fund under this Agreement may contain data licensed from third party information providers. Such data is the intellectual property of those information providers and is subject to restrictions on use contained in the license agreement between the information provider and Administrator, which Administrator cannot unilaterally change. Administrator will notify the relevant Fund of any such restrictions that may affect the Fund’s use of the that data to the extent provided herein, and shall use reasonable efforts to notify the Fund if the information provider adds additional restrictions on the use of such data. Each Fund acknowledges that its continued use of such data as provided herein shall constitute the Fund’s acceptance of the revised usage restrictions, provided, however, that any redistribution of such data or information derived therefrom may require a separate license from the relevant information providers.

13.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto. Appendix “A” may be amended from time to time to add or remove funds from this Agreement by the execution by the parties hereto of a revised Appendix “A”.

14.	ASSIGNMENT

Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

15.	THIRD PARTY BENEFICIARIES

Except as specifically provided herein, nothing under this Agreement shall be construed to give any rights or benefits under this Agreement to anyone other than the Administrator and each Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Administrator and each Fund.

Should the Funds exercise their rights under this Agreement, notice is hereby given to Administrator that this Agreement is not executed on behalf of the officers or trustees of any Fund as individuals, and the obligations of this Agreement are not binding upon any of the trustees, officers, shareholders or partners of any Fund individually, but are binding only upon the assets and property of each Fund’s respective portfolios. The Administrator hereby agrees that no shareholder, trustee, officer or partner of any Fund may be held personally liable or responsible for any obligations of any Fund arising out of this agreement. A copy of the declaration of trust or other organizational document of each Fund is on file with the secretary of the state of the Fund’s formation.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of each Fund and the Administrator and their respective successors and permitted assigns.

17.	BUSINESS CONTINUITY

The Administrator (i) has in place a business continuity/disaster recovery plan (“BCP”) and facilities which, in the event of a disaster affecting the Administrator, will be sufficient to enable the Administrator to resume and continue to perform its obligations under this Agreement without undue delay or disruption; and (ii) shall test its BCP regularly.

18.	ENTIRE AGREEMENT

This Agreement, including its associated schedules and attachments, if any, contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW; WAIVER OF JURY TRIAL

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law provisions.

The parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

22.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

FIDELITY SERVICE COMPANY, INC. as Administrator

By:	/s/ John J Burke, III
Name:	John J Burke, III
Title:	President

EACH ENTITY LISTED ON EXHIBIT A HERETO by FD Funds Management LLC in its capacity as Sponsor

By:	/s/ Cynthia Lo Bessette
Name:	Cynthia Lo Bessette
Title:	President, FD Funds Management LLC, Sponsor, on behalf of the Fund

FD FUNDS MANAGEMENT, LLC ON ITS OWN BEHALF SOLELY WITH RESPECT TO SECTIONS 3 AND 4 HEREOF

By:	/s/ Cynthia Lo Bessette
Name:	Cynthia Lo Bessette
Title:	President

ADMINISTRATION AGREEMENT

APPENDIX “A”

Listing of Fund(s)

Dated December 8, 2023

Fidelity Wise Origin Bitcoin Fund

ADMINISTRATION AGREEMENT

APPENDIX “B”

A.	Transaction Processing

1)

Receive accepted/confirmed order activity, including but not limited to in-kind purchase orders effected by transfers of digital assets and other assets as determined by those entities that that have entered into an Authorized Participant Agreement with the distributor of the Fund (“Authorized Participants”), for the creation of units and promptly deliver or receive applicable payments and appropriate documentation to the Fund’s custodian(s) (“Custodian(s)”).

2)	Provide trade settlement support, including failed trade resolution.

B.	Asset Servicing

1)	In conjunction with the Custodian(s), receive information and keep records regarding all corporate actions that occur on assets within the Fund.

C.	Cash & Position Reconciliation

1)	Reconcile cash activity, cash balances and positions reflected in the accounting system to Custodian(s), as applicable, daily.

2)	Research and resolve cash and position breaks resulting from non-receipt or mismatched activity.

D.	Cash Processing

1)	Prepare wires for payment of the Fund’s operating expenses and other miscellaneous Fund expenses.

2)	Provide the Fund’s Sponsor with current day spendable cash and review cash projections for reasonability.

E.	Accounting

1)	Calculate net asset value (“NAV”) of the Fund daily.

2)

Maintain and preserve all accounts, books, financial records, and other financial documents as are required of the Fund including maintenance of the general ledger, recording and verification of any activity within the Fund such as expenses, income, or gain/loss.

3)	Accounting relating to the Fund and transactions of the Fund for investments.

4)	Establish and maintain static security master information.

F.	ETF Services

1)

Administrator shall be responsible for preparing and providing fund data, including but not limited to, daily holdings, basket components, NAV and other data elements deemed reasonably necessary to third parties, including but not limited to the National Securities Clearing Corporation and Authorized Participants.

G.	Financial Reporting

1)	Prepare financial statements in appropriate form and in sufficient detail to support an independent audit of the financial condition of the Fund.

2)	Assist the auditor in their review of the quarterly and audited annual financial statements report of the Fund.

H.	Regulatory Reporting

1)	Provide necessary standard reporting to support regulatory requirements.

I.	Tax

1)	Work with the Fund’s tax counsel to prepare required tax filings or data to satisfy Fund requirements.